Exhibit 99.1

DJO Investor/Media Contact:
DJO Global, Inc.
Matt Simons
SVP Business Development and Investor Relations
760.734.5548
matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO Global Announces Departure of Chief Operating Officer

SAN DIEGO, CA, December 9, 2011 — DJO Global, Inc., a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced the resignation of Luke Faulstick, Executive Vice President and Chief Operating Officer.  Mr. Faulstick will depart DJO Global, Inc. in early February, 2012 to join Power Partners, Inc., a privately-owned power transmission manufacturer, as Co-owner, President and CEO. Mr. Faulstick has served as a member of the board of advisors of Power Partners, Inc. since 2003.

“Luke has assembled an award-winning team that is a driving force of continuous improvement within the Company.  This team has successfully completed a number of operational initiatives over the past ten years that have streamlined our organization and reduced our cost structure,” said Mike Mogul, President and CEO of DJO Global, Inc.  “With these initiatives behind us, we are well positioned to transition our operational leadership.  We are grateful for Luke’s contributions over the years and wish him well in his new endeavors.”

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention

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and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

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